Exhibit 99.1

For immediate release	For Further Information:
David E. Bowe, President & CEO, Ascendant Solutions, Inc.
(972) 250-0903

Ascendant Solutions, Inc. to Continue Infusion Therapy Business
~ Scott R. Holtmyer, R.Ph. Named as Vice President of Park InfusionCare ~

Dallas (May 24, 2006) - Ascendant Solutions, Inc. (ASDS:OB) (the “Company”) today announced that its wholly owned subsidiary, Dougherty’s Holdings, Inc. (“DHI”) has decided to continue its infusion therapy operations, Park InfusionCare as part of its core business. The Company had previously announced that it had engaged The Braff Group to explore strategic alternatives for Park InfusionCare, including a potential sale of the business. Park InfusionCare contributed approximately 23 percent of DHI’s 2005 annual revenue.

David E. Bowe, Ascendant Solutions’ president and CEO commented, “We have explored various strategic alternatives for Park InfusionCare over the past few months. The analysis of these alternatives has convinced our management and board to keep the Park InfusionCare business in our portfolio and, in doing so, we intend to focus on improving the financial performance of the business, achieving greater operational efficiency and enhancing our market position. To help achieve this, we are pleased to announce that Scott R. Holtmyer, R.Ph. has joined the Company as Vice President of Park InfusionCare to head those operations.”

Mr. Holtmyer comes to DHI with a distinguished career in the infusion therapy industry. He most recently served as Central Area Vice President for Option Care, a national infusion and specialty pharmacy services provider, and prior to that, served as Area Director of Operations for Omnicare, a national provider of pharmaceutical care and infusion therapy services. In his most recent capacity, Mr. Holtmyer was responsible for the management of eight infusion offices throughout Texas, Oklahoma, New Mexico and Colorado.

With offices in Dallas, Houston and San Antonio, Park InfusionCare offers full nursing and pharmacy services for home infusion therapies. It provides services throughout most of south, central and east Texas. The Dallas and San Antonio operations have been providing services for over 10 years (formerly as Amedisys), and the Houston office began operations in January 2003.

In addition to Park InfusionCare, DHI owns high-quality, high-service retail pharmacy operations that currently include Dougherty’s Pharmacy in Dallas and three Medicine Man pharmacy locations proximate to Houston.

The Company has been accounting for Park InfusionCare as a discontinued operation since the third quarter of 2005. The Company’s financial statements will include Park InfusionCare results as part of its continuing operations beginning in the second quarter ending June 30, 2006.

About Dougherty’s Holdings, Inc.

Headquartered in Dallas, Texas, Dougherty’s Holdings, Inc. is a wholly owned subsidiary of Ascendant Solutions, Inc. that provides health services through high-end retail pharmacies and through infusion therapy/specialty pharmacies. The retail pharmacy business includes Dougherty's Pharmacy, a tradition rich, specialty compounding pharmacy which has been part of the Dallas community for over 75 years, and Medicine Man Pharmacies which operates specialty pharmacies in south Texas. Infusion therapy products and services are provided by Park InfusionCare.

About Ascendant Solutions, Inc.

Ascendant Solutions, Inc. is a publicly traded diversified financial services company (ASDS.OB) based in Dallas, Texas, with investments in healthcare, real estate, and manufacturing industries. The company seeks to invest in, or acquire, manufacturing, distribution or service companies, and conducts various real estate activities, performing real estate advisory services for corporate clients, and, through an affiliate, purchase real estate assets as a principal. Ascendant Solutions, Inc. was named as number 148 in the 2006 Dallas Morning News’“D-FW Top 200”, a listing of the top 200 public companies in the metroplex, up from number 152 in the 2005 listing. Further information can be found at www.ascendantsolutions.com.

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995
This news release includes certain forward-looking statements. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. All forward-looking statements included in this news release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements.

These risks and uncertainties include, but are not limited to, (a) the following general risks: our limited funds and risks of not obtaining additional funds, certain of our subsidiaries are highly leveraged, potential difficulties in integrating and managing our subsidiaries, our dependence upon management, our dependence upon a small staff, certain subsidiaries accounting for a significant percentage of revenue, unforeseen acquisition costs, the potential for future leveraged acquisitions, restrictions on the use of net operating loss carryforwards, and the difficulty in predicting operations; (b) the following risks to Dougherty’s Holdings, Inc.: potential problems that may arise in selling the Park InfusionCare business, extensive regulation of the pharmacy business, the competitive nature of the retail pharmacy industry, third party payor attempts to reduce reimbursement rates, difficulty in collecting accounts receivable, dependence upon a single pharmaceutical products supplier, price increases as a result of our potential failure to maintain sufficient pharmaceutical sales, shortages in qualified employees, and liability risks inherent in the pharmaceutical industry; (c) the following risks to CRESA Partners of Orange County, L.P.: the size of our competitors, our concentration on the southern California real estate market, the variance of financial results among quarters, the inability to retain senior management and/or attract and retain qualified employees, the regulatory and compliance requirements of the real estate brokerage industry and the risks of failing to comply with such requirements, and the potential liabilities that arise from our real estate brokerage activities; (d) the following risks to our investments in real estate: our dependence on tenants for lease revenues, the risks inherent in real estate development activities, the general economic conditions of areas in which we focus our real estate development activities, the risks of natural disasters, the illiquidity of real estate investments; and (e) the following other risks: a majority of our common stock is beneficially owned by our principal stockholders, officers and directors, relationships and transactions with related parties, our stock is not traded on NASDAQ or a national securities exchange, effect of penny stock regulations, and litigation. Please refer to the Company's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

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